Crown Cork & Seal Company, Inc.

                                                              Exhibit 11

                 	Computation of Earnings per Common Share
                          (in millions except per share data)

                                        Three months ended   Nine Months ended
                                           September 30,       September 30,
                                           1997     1996      1997     1996
Line
 1  Net income available to common      $ 79,370  $103,461  $238,661 $230,896
       shareholders

 2  Weighted average number of shares
      outstanding during period          128,337   128,181   128,457  120,504

 3  Net shares issuable upon exercise of
      dilutive outstanding stock options:

              Primary                        429       330       598      317

              Fully Diluted                  429       342       599      333

 4  Weighted average convertible
      preferred stock*                    11,325    11,326    11,325    9,001

 5  Preference dividends                $  5,859   $ 5,859  $ 17,576 $ 13,863

 6  Primary earnings per common share      $0.62     $0.81     $1.85    $1.91

 7  Fully diluted earnings per common
                 share                     $0.61     $0.78     $1.83    $1.89


  * Preferred shares are convertible into common stock (at the discretion of the holder) at a rate of .911. For 1996 this assumed conversion was averaged from the issuance date of February 26, 1996.